Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces Second Quarter 2010 Financial Results

Second Quarter 2010 Highlights

•	Revenue of $44.8 million, an increase of 8.5% from $41.2 million in Q2’09

•	Adjusted EBITDA (as defined below) of $19.8 million, a decrease of 4.7% from $20.8 million in Q2’09

•	Net income of $8.5 million, a decrease of 20.4% compared to $10.7 million for Q2’09

•	Billed minutes of 25.9 billion, an increase of 21.5% over Q2’09

CHICAGO, July 29, 2010 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem interconnection services, today announced its second quarter 2010 financial results.

“We are pleased with our solid second quarter financial results,” said Rian Wren, President and Chief Executive Officer of Neutral Tandem. “While we face certain challenges in our local transit business, we continue to gain traction with our newer service offerings. As a result, consistent with our announcement on May 5, 2010, we continue to project that our full year financial results will be toward the lower end of the estimates we announced on February 16, 2010. We believe that our core business offerings and strong balance sheet will provide us with a platform that will allow us to grow by developing innovative new product offerings, such as our Ethernet eXchange.”

Second Quarter Results

Revenue increased 8.5% to $44.8 million for the three months ended June 30, 2010, compared to $41.2 million during the three months ended June 30, 2009. The increase in second quarter 2010 revenue was primarily related to an increase in the number of minutes carried over our network as compared to the second quarter of 2009.

Billed minutes increased 21.5% to 25.9 billion minutes for the three months ended June 30, 2010, compared to 21.3 billion minutes for the three months ended June 30, 2009.

Network and facilities expenses for the three months ended June 30, 2010 were $14.6 million, compared to $12.4 million for the three months ended June 30, 2009. This increase was largely due to greater traffic volumes carried over our network and an increase in our network capacity. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $12.9 million for the three months ended June 30, 2010, compared to $9.0 million for the three months ended June 30, 2009. The increase primarily resulted from higher employee expenses, including additional headcount, as well as increased professional expenses.

Income from operations for the three months ended June 30, 2010 was $13.2 million, or 29.5% of revenue, compared to $16.6 million for the three months ended June 30, 2009, or 40.2% of revenue.

Pretax income for the three months ended June 30, 2010 was $13.4 million, compared to pretax income of $16.7 million for the three months ended June 30, 2009.

Income tax expense for the three months ended June 30, 2010 was $4.9 million, compared to $6.1 million for the three months ended June 30, 2009. The effective tax rate for the three months ended June 30, 2010 was approximately 36.4% compared to an effective tax rate of approximately 36.2% for the three months ended June 30, 2009.

Net income for the three months ended June 30, 2010 was $8.5 million, or $0.25 per diluted share, compared to $10.7 million, or $0.31 per diluted share, for the three months ended June 30, 2009. The decrease in net income was primarily due to increased network expense, employee expenses, professional fees and depreciation expense.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended June 30, 2010 was $19.8 million, down 4.7% compared to $20.8 million for the three months ended June 30, 2009. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended June 30, 2010 was 44.3%, down from 50.4% for the three months ended June 30, 2009. The decrease in Adjusted EBITDA margin was primarily related to higher professional fees and network expenses. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We expanded our footprint by commencing operations in 9 new markets for the three months ended June 30, 2010. We operated in 155 markets as of June 30, 2010, as compared to 118 markets as of June 30, 2009.

Conference Call & Web Cast

The second quarter conference call will be held on Thursday, July 29, 2010 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.neutraltandem.com. Participants can also access the call by dialing 877-941-6010 (within the United States and Canada), or 480-629-9773 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on Monday, August 30, 2010. To access the replay, dial 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers) and enter the conference ID number: 4331059#.

Cautions Concerning Forward Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include any expectations relating to earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; factors that may affect our operating results; statements concerning new products or services; statements related to future capital expenditures; statements related to future economic conditions or performance; statements as to industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. These statements are based on the beliefs and assumptions of our management based on information currently available to them. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation affecting the telecommunications industry; the effects of competition, including direct connects; the ability to develop and provide new services; technological developments; natural or man-made disasters; the impact of current or future litigation; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of interconnection services to wireless, wireline, cable and broadband telephony companies. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. Neutral Tandem’s solutions include both voice and Ethernet interconnection services. Neutral Tandem recently announced plans to launch 14 Ethernet eXchanges at the following locations: Atlanta, Boston, Chicago, Dallas, Denver, Detroit, Houston, Los Angeles, Miami, New York, Philadelphia, San Francisco, Seattle and Washington, D.C. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$44,757	$41,235	$89,586	$79,484

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	14,574	12,432	28,935	23,894
Operations	5,713	4,849	11,234	9,804
Sales and marketing	535	474	1,045	998
General and administrative	6,660	3,704	13,060	7,093
Depreciation and amortization	4,095	3,199	8,043	7,240

Gain on disposal of fixed assets	(22)	—	(67)	(25)

Total operating expense	31,555	24,658	62,250	49,004

Income from operations	13,202	16,577	27,336	30,480

Other (income) expense:
Interest expense, including debt discount of $0, $22, $0 and $44, respectively	—	94	4	227

Interest income	(72)	(257)	(126)	(548)

Other (income) expense	(86)	1	(211)	(241)

Total other income	(158)	(162)	(333)	(562)

Income before income taxes	13,360	16,739	27,669	31,042
Provision for income taxes	4,861	6,065	10,701	11,324

Net income	$8,499	$10,674	$16,968	$19,718

Net income per share:
Basic	$0.26	$0.32	$0.51	$0.60

Diluted	$0.25	$0.31	$0.50	$0.59

Weighted average number of shares outstanding:
Basic	33,039	33,018	33,213	32,774

Diluted	33,486	33,948	33,674	33,682

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$186,813	$161,411
Receivables	21,972	24,836
Deferred income taxes-current	1,655	800
Other current assets	7,344	18,912

Total current assets	217,784	205,959
Property and equipment—net	47,676	49,679
Restricted cash	907	440
Other assets	486	512

Total assets	$266,853	$256,590

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,889	$1,235
Accrued liabilities:
Taxes payable	546	429
Circuit cost	3,498	4,012
Rent	1,042	1,073
Payroll and related items	2,380	1,914
Other	2,745	2,704
Current installments of long-term debt	—	235

Total current liabilities	12,100	11,602
Deferred income taxes-noncurrent	1,556	4,157

Total liabilities	13,656	15,759
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 33,041,676 shares and 33,628,501 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	33	34
Additional paid-in capital	166,780	171,381
Retained earnings	86,384	69,416

Total shareholders’ equity	253,197	240,831

Total liabilities and shareholders’ equity	$266,853	$256,590

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Cash Flows From Operating Activities:
Net income	$16,968	$19,718
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	8,043	7,240
Deferred income taxes	(3,456)	596
Gain on disposal of fixed assets	(67)	(25)
Non-cash share-based compensation	4,824	1,940
Amortization of debt discount	—	44
Changes in fair value of ARS	(923)	(726)
Changes in fair value of ARS rights	712	485
Excess tax benefit associated with stock option exercise	(101)	(8,157)
Changes in assets and liabilities:
Receivables	2,864	(6,367)
Other current assets	329	169
Other noncurrent assets	25	48
Accounts payable	(144)	969
Accrued liabilities	180	10,341

Net cash flows from operating activities	29,254	26,275

Cash Flows From Investing Activities:
Purchase of equipment	(5,246)	(4,365)
Proceeds from sale of equipment	72	27
Increase in restricted cash	(467)	—
Proceeds from the redemption of ARS	11,450	—

Net cash flows from investing activities	5,809	(4,338)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	29	3,877
Excess tax benefit associated with stock option exercise	101	8,157
Payments made for repurchase of common stock	(9,556)	—
Principal payments on long-term debt	(235)	(1,784)

Net cash flows from financing activities	(9,661)	10,250

Net Increase In Cash And Cash Equivalents	25,402	32,187
Cash And Cash Equivalents—Beginning	161,411	110,414

Cash And Cash Equivalents—End	$186,813	$142,601

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$242	$117

Cash paid for taxes	$12,308	$5,086

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$1,844	$2,177

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense and non-cash share-based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		December 31, 2010 (1)
	2010	2009	2010	2009

Net income	$8,499	$10,674	$16,968	$19,718	$39,500
Interest expense(income), net	(72)	(163)	(122)	(321)	(500)
Provision for income taxes	4,861	6,065	10,701	11,324	22,000
Depreciation and amortization	4,095	3,199	8,043	7,240	16,500

EBITDA	$17,383	$19,775	$35,590	$37,961	$77,500
Non-cash share-based compensation	2,433	1,019	4,824	1,940	11,000

Adjusted EBITDA	$19,816	$20,794	$40,414	$39,901	$88,500

(1)	This reconciliation is based on the midpoint of the guidance range announced in our February 16, 2010 press release.